EXHIBIT 99

Financial contact: Alan Shuler, Chief Financial Officer, Datakey, 952-808-2349, or alan.shuler@datakey.com
Industry contact: Colleen Kulhanek, Datakey, 952-808-2361, or marketing@datakey.com

Datakey Receives Nasdaq Staff Determination Letter

Minneapolis, September 25, 2003 — Datakey, Inc. (Nasdaq: DKEY), a leading developer of smart card technology for simplifying e-business security, today reported that the Company received a Nasdaq Staff Determination on September 18, 2003 indicating that the Company fails to comply with the stockholders’ equity requirements for continued listing set forth in Nasdaq Marketplace Rules 4310(c)(2)(B) and that its securities are therefore subject to delisting from the Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing.

The Company submitted a plan to Nasdaq Staff on August 20, 2003 outlining its actions to arrange new equity financing which, if successful, would bring the Company into compliance with Nasdaq’s requirement of a minimum net worth of $2,500,000. The financing efforts, however, are not yet complete, and the Company will present its plans and progress to a Nasdaq Listing Qualifications Panel on a date to be set by the Panel.

“We are currently negotiating terms with a number of investors,” said Tim Russell, president and CEO of Datakey, “and we believe we will raise the capital we need to finance the growth in our business. We have a very exciting new product, Datakey Axis, that we expect to contribute significantly in the future. We look forward to presenting our plans and progress to the Nasdaq Panel. If we are unsuccessful in maintaining our Nasdaq listing, our stock will immediately move to the OTC electronic bulletin board. We expect a majority of our current market makers to continue to make a market in our stock, and electronic stock quotes would be available from a variety of sources.”

About Datakey Inc.
Datakey Inc. (www.datakey.com) focuses on delivering complete smart card-based solutions that simplify access throughout the enterprise. Our solutions significantly increase the convenience and security for users logging into company resources by consolidating all digital credentials — including passwords, digital certificates, VPN credentials and biometric data — onto one smart card and automating access through a single sign-on. Datakey’s fully integrated smart card-based single sign-on systems allow our customers to automatically enforce stronger access controls while at the same time eliminating the need for the user to remember and manage multiple complex passwords.

Forward-Looking Statements
Statements in this press release related to the expectation that Datakey Axis will contribute significantly in the future and the expectation that the Company will be successful in raising capital to grow its business are forward looking statements, which are subject to certain risks and uncertainties, which could materially affect the ability to operate the business in its current form. Those risks and uncertainties include, but are not limited to, the ability of the Axis to perform as projected, market acceptance of the Axis and the sufficiency of Datakey’s resources to adequately market and sell the Axis. The Company’s ability to fund its operations in the fourth quarter and thereafter will depend on its ability to complete a financing in the next 45 days. There is no assurance that a financing will be completed in the necessary time period, and if a financing is completed it will likely be dilutive.